Exhibit 99.1


     China Direct Sees Recent Increase in Magnesium Prices Having a Positive
      Impact on Its Chang Magnesium Subsidiary and the Overall Performance
                         of China Direct in the Current  Quarter.


BOCA RATON, FL - June 6, 2007 - China Direct, Inc. (OTCBB: CHND), a diversified management and consulting company for Chinese companies, today announced that it believes the recent increases in the price of pure magnesium will have a positive impact on its Chang Magnesium ("Chang") subsidiary. Chang, a producer and distributor of pure magnesium in China, is 51% owned by China Direct, Inc.

Overall prices for pure magnesium in the global marketplace have been steadily increasing in the current quarter, with the average price per ton up over 30% since the beginning of the year. Global demand for magnesium, which is used in steel production, for aluminum cans, mag wheels and various other application has been steadily on the rise while concern about potential shortfalls in supply have been mounting. China, which accounts for the majority of the world's production of magnesium, is facing the potential shutdown of a number of facilities producing magnesium using coal as a fuel source due to environmental concerns. While there is no assurance that this price level will be sustained, the current environment is very favorable for magnesium producers like Chang.

Commenting on this current situation Dr. James Wang, Chairman and CEO of China Direct stated, "Market forces have been more favorable than anticipated in the current quarter and we see that having a very favorable impact on this quarter's sales. We are excited to be a part of this industry and remain committed to growing our overall presence in the magnesium industry in China."

About China Direct, Inc.

China Direct, Inc. maintains active, majority stakes in a diversified portfolio of Chinese companies operating in multiple industries. Additionally, the Company provides consulting services for both private and publicly held Chinese entities. China Direct's mission is to utilize a proprietary platform to empower emerging growth Chinese entities to effectively compete while becoming recognized as global enterprises. As a direct link to China, our Company serves as a vehicle to allow investors to participate directly in the rapid growth of Chinese economy through the success of our portfolio of partners and clients. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements". Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission at http://www.sec.gov.

Contact:

Investors:
Alan Sheinwald
HC International, LLC
Phone: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Or

For the Company:
China Direct, Inc.
Richard Galterio
Executive Vice President
Phone: 561-989-9171
Email: Richard@cdii.net